Conflict Minerals Report

Kohl’s Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2022, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 25, 2023.

Unless the context indicates otherwise, the terms “Kohl’s,” “we,” “us” and “our” refer to Kohl’s Corporation and its consolidated subsidiaries.

As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains “forward-looking statements” made within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions or the use of the future tense are intended to identify forward-looking statements. In addition, any statements that do not relate to historical or current facts or matters are forward-looking statements. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements within this document include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) whether smelters and refiners and other market participants responsibly source 3TG; and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”), the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

As of January 28, 2023, we operated 1,170 Kohl's stores and a website (www.Kohls.com). Our Kohl's stores and website sell moderately-priced private and national brand apparel, footwear, accessories, beauty, and home products. Our Kohl's stores generally carry a consistent merchandise assortment with some differences attributable to local preferences, store size, and Sephora. Our website includes merchandise which is available in our stores, as well as merchandise that is available only online.

Our merchandise mix includes both national brands and private brands that are available only at Kohl's. Our private portfolio includes well-known established brands such as Croft & Barrow, Jumping Beans, SO, Sonoma Goods for Life and Tek Gear, and exclusive brands that are developed and marketed through agreements with nationally-recognized brands such as Food Network, LC Lauren Conrad, Nine West, and Simply Vera Vera Wang.

We believe that we are subject to the Conflict Minerals Rule because of the degree of influence that we exercise over some of the materials, parts or components of some of the private portfolio products that are manufactured for us and that contain necessary 3TG. However, for some of our private portfolio products, we exercise no influence over the materials, parts or components of the products. Our involvement with those products is limited to having the manufacturer affix our portfolio brand name to the products. Those products and the related suppliers are therefore not in-scope for purposes of our compliance with the Conflict Minerals Rule. We do not manufacture any products.

We do not directly source 3TG from mines, smelters or refiners and believe that we are many levels removed from these market participants. However, through the efforts described below, we seek to ensure that our private portfolio suppliers’ sourcing practices are consistent with our Conflict Minerals Policy described below.

For 2022, notwithstanding our due diligence efforts discussed herein, we were unable to determine the origin of at least a portion of the necessary 3TG in each of the products that we contracted to manufacture. However, none of the necessary 3TG contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in a Covered Country. We did not conclude that any of our products were “DRC conflict free.” The terms “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Our Conflict Minerals Policy

We are committed to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. To this end, we have adopted a company policy for the 3TG that are in our supply chain (“Conflict Minerals Policy”). The Conflict Minerals Policy includes, but is not limited to, our expectations that our suppliers:

1.	Adopt and maintain a policy to reasonably assure that the 3TG in the products supplied to Kohl’s are conflict free.
2.	Establish their own due diligence programs to ensure conflict-free supply chains and take any other steps necessary to abide by the contractual certifications, warranties, covenants and representations provided to Kohl’s. Supplier due diligence programs are expected to be designed in conformity with the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.
3.	Cooperate with our 3TG due diligence process, including by providing us, from time to time, with written certifications and other information concerning the origin of 3TG included in products supplied to Kohl’s. As part of our process, suppliers of Kohl’s proprietary-brand products will be expected to complete the Responsible Minerals Initiative’s (the “RMI”) Conflict Minerals Reporting Template (“CMRT”).
4.	Support industry efforts to enhance traceability and responsible practices in global mineral supply chains.

Under our Conflict Minerals Policy, we reserve the right to require from any supplier at any time such additional information, certifications and documentation as we deem necessary to monitor or assess compliance with the Conflict Minerals Policy or other contractual certifications, warranties, covenants and representations provided to us.

We do not seek to embargo the Covered Countries and encourage our suppliers to continue to source responsibly from the Covered Countries.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, for 2022, we conducted a “reasonable country of origin inquiry” (“RCOI”). For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the design framework contemplated in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”). The OECD Guidance is described below in this

Conflict Minerals Report. The specific goal of our RCOI was to determine whether the 3TG in our in-scope products originated in a Covered Country.

Inquiries were made of all suppliers that provided Kohl’s with private portfolio products during 2022, regardless of whether the degree of influence we actually exercised over the materials, parts or components of the products brought them in-scope for purposes of our compliance with the Conflict Minerals Rule. We refer below to our suppliers of private portfolio products for 2022 as “Suppliers.” For 2022, we reached out to 294 Suppliers.

The Suppliers identified to us 85 different smelters and refiners as potentially having processed the necessary 3TG contained in our potentially in-scope products. 73 of the smelters and refiners were listed as Conformant (as defined herein) by the RMI. Based on our RCOI, we concluded that 41 of these 85 smelters and refiners sourced entirely from outside of the Covered Countries. Our conclusion was based on information made available by the RMI to its members.

Based on the results of our RCOI, we conducted due diligence for 2022. These due diligence efforts are discussed below.

We use a third-party service provider (the “Service Provider”) to assist us with the collection, review, validation and analysis of the information received from the Suppliers. Some of the compliance activities described in this Conflict Minerals Report were performed by the Service Provider on our behalf.

Due Diligence Measures

Design Framework

We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the OECD Guidance.

Selected Elements of Design Framework and Due Diligence Program

The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our due diligence program are discussed below. However, these are not all of the elements of the program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps.

1.	OECD Guidance Step One: “Establish strong company management systems”
a.	We have a Conflict Minerals Policy. The Conflict Minerals Policy is posted on our website at https://corporate.kohls.com/content/dam/kohlscorp/investors/corporate-governance/ConflictMineralsPolicyMay2014.pdf. The information contained on our website is not incorporated by reference into this Conflict Minerals Report or the Form SD and should not be considered part of this Conflict Minerals Report or the Form SD. The Conflict Minerals Policy is summarized earlier in this Conflict Minerals Report.
b.	We have a working group led by our Legal team at the direction of our Senior Executive Vice President, Chief Legal Officer. Some of the functional areas participating in the Social Responsibility Committee include Legal, Global Sourcing, Production & Product Services and Factory Compliance. We also include merchants and sourcing personnel in the compliance process. We supplement our compliance efforts with specialist outside counsel and the Service Provider.
c.	We communicate to our relevant merchants and other selected internal personnel our commitment to compliance with the Conflict Minerals Rule. We do so by email, telephone and in-person meetings. In addition, our senior leadership, selected Global Sourcing, Production and Product Services team members, merchants and selected other internal personnel are educated and briefed on the Conflict Minerals Rule and our compliance plan.

d.	Kohl’s Terms of Engagement and our Merchandise Purchase Order Terms & Conditions, pursuant to which Kohl’s purchases products, contain terms to clarify our 3TG compliance expectations and drive compliance, including a provision requiring all suppliers to certify, warrant, covenant and represent that all merchandise sold to Kohl’s will be free of any 3TG financing conflict in a Covered Country.
e.	Through the Service Provider, we use the CMRT developed by the RMI to identify smelters and refiners in our supply chain.
f.	Records of due diligence processes, findings and resulting decisions and any other business records relating to 3TG due diligence are retained for at least five years. These records are retained on our behalf by the Service Provider and are generally stored in an electronic format.
g.	We have mechanisms for employees, suppliers and other interested parties to report potential violations of our Conflict Minerals Policy, including web-based and telephone hotline reporting mechanisms. The web address is kohlsintegrity.com and the hotline number is (800) 837-7297.
2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”
a.	For 2022, the Service Provider requested by email that the Suppliers provide us with information, through the completion of a CMRT, concerning the usage and source of 3TG in their products, as well as information concerning the Suppliers’ related compliance measures. Both we and the Service Provider followed up multiple times, if required, by email or phone with Suppliers that did not respond to the request within the specified time frame.
b.	Through the Service Provider, compliance training and other compliance resources were made available to the Suppliers. The training program was intended to help ensure the quality and completeness of the CMRTs received from the Suppliers. An email also was sent to Suppliers that described our compliance program requirements and included a link to the Service Provider’s on-line supplier education portal and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing our survey request.
c.	The Service Provider reviewed the responses received from Suppliers for plausibility, consistency and gaps. It follows up by email or phone with Suppliers that submitted a response that triggered any one of seven specified quality control flags. Responses were received from 97% of the Suppliers.
d.	Smelter and refiner information provided by Suppliers was reviewed against the Service Provider's internal database. To the extent not in that database, it requests that the supplier confirm that the listed entity is a smelter or refiner.
e.	Smelter and refiner information also was reviewed by the Service Provider against the lists of Conformant and Active (as defined herein), or the equivalent, smelters and refiners published by the RMI, the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”).
f.	To the extent that a smelter or refiner identified by a supplier is not listed as Conformant or the equivalent by an independent third-party, the Service Provider attempts to contact the smelter or refiner to gain more information about its sourcing practices, including countries of origin and transfer and whether there are internal due diligence procedures in place or other processes that the smelter or refiner takes to track the chain of custody on the source of its 3TG. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter’s or refiner’s sourcing practices. For 2022, of the 85 smelters and refiners identified by Suppliers as having potentially supplied 3TG contained in our in-scope products, 73 were listed as Conformant by the RMI according to information furnished by the Service Provider on April 21, 2023.

g.	Based on the information furnished by our suppliers, the Service Provider and other information known to us, we assess the risks of adverse impacts.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”
a.	Our Senior Executive Vice President, Chief Legal Officer charged with managing our 3TG compliance strategy periodically reports the findings of our supply chain risk assessment to other members of our senior leadership and to our Board of Directors or its Audit Committee or Nominating and ESG Committee.
b.	We address identified risks on a case-by-case basis. This flexible approach enables us to tailor the response to the risks identified.
c.	In addition, to the extent that identified smelters and refiners are not listed as Conformant, we seek to exercise leverage over these smelters and refiners to become Conformant through our participation in and support of the RMI. In addition, we also utilize information provided by the RMI to its members to monitor smelter and refiner improvement.
4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”
a.	In connection with our due diligence, we utilize and rely on information made available by the RMI concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is Conformant.
b.	We also support independent third-party audits by being a member of the RMI.
5.	OECD Guidance Step 5: “Report on supply chain due diligence”
a.	We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission, and make available on our website information from the Form SD and the Conflict Minerals Report.
b.	We include information concerning 3TG compliance in our Environmental, Social & Governance Report, which we make publicly available on our website.

Product and Smelter and Refiner Information

In-Scope Products

See “Applicability of the Conflict Minerals Rule to Our Company” for further information concerning our potentially in-scope products. For a further discussion of our products generally, see our Annual Report on Form 10-K for the fiscal year ended January 28, 2023. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

Identified Smelters and Refiners

The following table summarizes the smelter and refiner information provided by the Suppliers. See Annex A for a list of identified smelters and refiners and country of origin information. Annex A also contains additional information relating to the data presented in the table.

	Conformant	Active	Smelter Look-Up Tab List Only
Tantalum	2	0	0
Tin	41	0	7
Tungsten	4	0	1
Gold	26	0	4

We endeavored to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that the Suppliers provide us with a completed CMRT and through the other procedures followed by us and the Service Provider that are described in this Conflict Minerals Report.

None of the necessary 3TG contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the Covered Countries. However, we did not have sufficient information to determine whether or not any of our products were “DRC conflict free.” The terms “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on our suppliers for accurate smelter and refiner information and our RCOI and due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our in-scope products.

Future Risk Mitigation Efforts

We intend to take the following additional steps for 2023, either directly or through the Service Provider, to mitigate the risk that the necessary 3TG in our in-scope products benefit armed groups:

1.	Continue to encourage Suppliers that provided company level information for 2022 to provide product level information for 2023;
2.	Continue to engage with Suppliers that provided incomplete responses or that did not provide responses for 2022 to help ensure that they provide requested information for 2023; and
3.	Continue to communicate to new in-scope supplier our sourcing expectations, including through the dissemination of the Conflict Minerals Policy to them.

All of the foregoing steps are in addition to the other steps that we took in respect of 2022, which we intend to continue to take in respect of 2023, to the extent applicable.

6

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the smelters and refiners listed below as having potentially processed the necessary 3TG contained in our in-scope products in 2022. Please see the notes that accompany the table for additional information concerning the data in the table.

Mineral	Smelter or Refiner Name	SOR Location	Status
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	Asahi Refining USA Inc.	United States	Conformant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	Smelter Look-Up List Tab Only
Gold	Chimet S.p.A.	Italy	Conformant
Gold	Guangdong Jinding Gold Limited	China	Smelter Look-Up List Tab Only
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Heraeus Precious Metals GmbH & Co. KG	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	Kennecott Utah Copper LLC	United States	Conformant
Gold	LS-NIKKO Copper Inc.	Korea, Republic of	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Gold	PAMP S.A.	Switzerland	Conformant

Gold	Royal Canadian Mint	Canada	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	Umicore Precious Metals Thailand	Thailand	Smelter Look-Up List Tab Only
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	United Precious Metal Refining, Inc.	United States	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	China	Smelter Look-Up List Tab Only
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
Tin	Alpha	United States	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	CRM Synergies	Spain	Conformant
Tin	Dowa	Japan	Conformant
Tin	EM Vinto	Bolivia	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	Smelter Look-Up List Tab Only
Tin	Gejiu Kai Meng Industry and Trade LLC	China	Smelter Look-Up List Tab Only
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	Smelter Look-Up List Tab Only
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	Smelter Look-Up List Tab Only
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant

Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	Smelter Look-Up List Tab Only
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Aurubis Beerse (f/k/a Metallo Belgium N.V.)	Belgium	Conformant
Tin	Aurubis Berango (f/k/a Metallo Spain S.L.U.)	Spain	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Modeltech Sdn Bhd	Malaysia	Smelter Look-Up List Tab Only
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	PT Bukit Timah	Indonesia	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	Smelter Look-Up List Tab Only
Tin	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Thaisarco	Thailand	Conformant

Tin	Tin Technology & Refining	United States	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Yunnan Tin Company Limited	China	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Smelter Look-Up List Tab Only
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant

We note the following in connection with the above table:

a)	Not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products, since Suppliers reported at a “company level,” meaning that they reported the 3TG contained in all of their products, not just those in the products they sold to us. Some Suppliers also may have reported smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not include all of the smelters and refiners in our supply chain, since some Suppliers did not identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products, and not all of the Suppliers responded to our inquiries.

b)	The table only includes entities that were listed as smelters or refiners by the RMI.

c)	Smelter or refiner status information in the table is from information furnished by the Service Provider on April 21, 2023.

d)	“Conformant” means that a smelter has successfully completed an assessment against the applicable Responsible Minerals Assurance Process (“RMAP”) standard or an equivalent cross-recognized assessment. Smelters and refiners listed as “re-audit in progress” are still considered to be Conformant. Included smelters and refiners were not necessarily Conformant for all or part of 2022 and may not continue to be Conformant for any future period.

e)	“Active” means that the smelter or refiner is currently engaged in the RMAP but a conformance determination has yet to be made. For 2022, none of the identified SORs were Active.

f)	“Smelter Look-up List Tab Only” means that a smelter or refiner is listed on the Smelter Look-up tab list of the CMRT, but is not listed as “Conformant” or “Active.” The RMI notes on its website that the operational impacts of COVID-19 have led to postponements of some RMAP assessments. The RMI website also notes that, due to the eligibility criteria for an RMAP assessment, smelters are sometimes removed from the Conformant list because they are no longer operational and not because they are non-conformant to the standard.

g)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

h)	Smelter and refiner country location is based on information published by the RMI, without independent verification by us.

Country of Origin Information

The identified countries of origin of the 3TG processed by the Conformant smelters and refiners listed in the table above may have included the countries listed below, as well as other countries, based on information provided by the RMI to its members. The Company has not been able to reliably determine the country of origin of any of the other smelters or refiners listed in the table.

Argentina	Georgia	Nicaragua	Turkey
Australia	Ghana	Niger	United Kingdom
Austria	Guatemala	Nigeria	United States of America
Azerbaijan	Guinea	Oman	Uzbekistan
Benin	Guyana	Panama	Vietnam
Bolivia	Honduras	Papua New Guinea	Zambia*
Botswana	India	Peru	Zimbabwe
Brazil	Indonesia	Philippines
Burkina Faso	Ivory Coast	Portugal
Burundi*	Japan	Russia
Cambodia	Kazakhstan	Rwanda*
Canada	Kenya	Saudi Arabia
Chile	Krygyzstan	Senegal
China	Laos	Serbia
Colombia	Liberia	Sierra Leone
Democratic Republic of the Congo*	Malaysia	South Africa
Dominican Republic	Mali	South Korea
Ecuador	Mauritania	Spain
Egypt	Mexico	Sudan*
Eritrea	Mongolia	Suriname
Ethiopia	Morocco	Swaziland
Fiji	Mozambique	Sweden

Finland	Myanmar	Taiwan
France	Namibia	Tanzania*
French Guiana	New Zealand	Thailand

* Represents a Covered Country.

Alternatively, or in addition, some of the Conformant smelters and refiners may have sourced from recycled or scrap sources.